Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES SECOND QUARTER 2012 FINANCIAL RESULTS; COMPANY SECOND QUARTER REVENUES RISE 62% ON 75% HIGHER PRODUCTION;
COMPANY ANNOUNCES INVESTOR CONFERENCE CALL — 2 P.M. EASTERN ON AUGUST 9, 2012

Houston (August 8, 2012 — PR Newswire) — Sanchez Energy Corporation (NYSE: SN), a fast growing independent oil and gas company focused on the liquids rich Eagle Ford formation in Texas, today announced the Company’s operating and financial results for the second quarter of 2012, which included the following highlights:

HIGHLIGHTS SECOND QUARTER 2012

•                  Production of 78.2 MBOE, an increase of 33.5 MBOE or 75% over the same period a year ago.

•                  Revenues of $6.3 million, 96% oil, an increase of 62% over the same period a year ago.

•                  Adjusted earnings before interest, income tax, depletion, depreciation and amortization, and unrealized derivative activity (Adjusted EBITDA), a non-GAAP financial measure, of $2.5 million. A reconciliation of Adjusted EBITDA to GAAP net loss is presented in the financial summary below.

•                  Adjusted net income, a non-GAAP financial measure defined below, of $0.1 million.  A reconciliation of Adjusted net income to GAAP net loss is presented in the financial summary below.

•                  Net loss of $15.6 million after non-cash stock-based compensation expense of approximately $20.0 million.

RESULTS FOR THREE MONTHS ENDED JUNE 30, 2012

Production volumes for the three months ended June 30, 2012 were 78.2 MBOE, an increase of 75% over the second quarter of 2011. The production increases in 2012 were due to the drilling and completing of three new wells in the second half of 2011 and three new wells in the first half of 2012, partially offset by normal production declines.  Five wells were waiting completion at the end of the second quarter of 2012.

Revenues were $6.3 million for the second quarter of 2012, which includes oil and condensate revenues of $6.1 million.  This represents a 62% increase over second quarter 2011 revenues of $3.9 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $98.90 per barrel during the second quarter of 2012 compared to $98.84 for the same period a year ago.  The realized price for natural gas during the second quarter of 2012 was $2.32 per Mcf compared to $5.11 for the same period a year ago.  Overall, the average realized price that the Company received was $80.82 per BOE during the second quarter of 2012 as compared to $87.11 for the same period a year ago.  For the second quarter of 2012, the impact of unrealized gains on derivatives was $54.81 per BOE partially offset by realized losses on derivatives of $3.24 per BOE.  In the second quarter of 2011, unrealized losses on derivatives were $4.50 per BOE.

Lease operating expenses (“LOE”) were $0.6 million, or $8.05 per BOE, for the second quarter of 2012, as compared to $0.5 million, or $10.35 per BOE, for the second quarter of 2011.  Production and ad valorem taxes were $0.6 million, or $7.19 per BOE, for the second quarter of 2012, as compared to $0.2 million, or $4.86 per BOE, for the second quarter of 2011.  The increase in LOE and production and ad valorem taxes was due primarily to the drilling and completing of three new wells in the second half of 2011 and three new wells in the first half of 2012 and the resulting increase in production volumes and revenues.

General and administrative (“G&A”) expense, excluding stock-based compensation, was $2.4 million for the second quarter of 2012 as compared to $1.2 million for the second quarter of 2011.  The increase in G&A was due primarily to costs associated with becoming a public entity such as increased audit fees, legal expenses and insurance costs.

For the three months ended June 30, 2012, we recorded non-cash stock-based compensation expense of approximately $20.0 million.  The expense was due primarily to the rescission and cancellation of 1.1 million shares of restricted stock during the second quarter of 2012.  For the restricted stock awards granted to non-employees that were rescinded and cancelled, stock-based compensation expense was based on the fair value at the date of cancellation and the associated unrecognized compensation expense was accelerated and recognized as stock-based compensation expense in the second quarter of 2012.  The fair value of the unrecognized compensation expense associated with the stock awards cancelled was $19.2 million.

Adjusted EBITDA, as described, was $2.5 million or $0.07 per share during the second quarter of 2012, as compared to $2.1 million, or $0.09 per share, in the second quarter of 2011.

Depletion, depreciation and amortization (“DD&A”) expense for the second quarter of 2012 increased from $1.1 million, or $24.67 per BOE, for the second quarter of 2011 to $2.5 million, or $31.55 per BOE for the second quarter of 2012, due primarily to increases in production as well as changes in reserve volumes and future development costs estimated in our June 30, 2012 reserve report.

For the second quarter of 2012, adjusted net income was $0.1 million as compared to $1.0 million, or $0.04 per basic and diluted share, during the second quarter of 2011.  Adjusted net income (“Adjusted Net Income”) excludes certain non-cash items described below.

The Company reported a net loss of $15.6 million, or $0.47 per basic and diluted share, for the second quarter of 2012 as compared to net income of $0.8 million, or $0.03 per basic and diluted share, reported for the second quarter of 2011.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2012

Production volumes for the six months ended June 30, 2012 were 162.7 MBOE, an increase of 91% over the first half of 2011. The production increases in 2012 were due to the drilling and completing of three new wells in the second half of 2011 and three new wells in the first half of 2012, partially offset by normal production declines.  Five wells were waiting completion at the end of the second quarter of 2012.

Revenues were $14.0 million for the six months ended June 30, 2012, which includes oil revenues of $13.6 million.  This represents a 95% increase over the comparable prior year period that totaled $7.2 million.  The Company’s realized oil and condensate price, before the effects of derivatives, was $103.27 per barrel during the first half of 2012 compared to $94.75 for the same period a year ago.  The realized price for natural gas during the first half of 2012 was $2.21 per Mcf compared to $4.66 for the same period a year ago.  Overall, the average realized price the Company received was $85.83 per BOE during the first half of 2012 as compared to $84.22 for the same period a year ago.  For the six months ended June 30, 2012, the impact of unrealized gains on derivatives was $22.73 per BOE partially offset by realized losses on derivatives of $4.29 per BOE.  For the comparable 2011 period, unrealized losses on derivatives were $2.36 per BOE.

LOE was $1.4 million, or $8.64 per BOE, for the six months ended June 30, 2012, as compared to $0.8 million, or $9.02 per BOE, for the first half of 2011.  Production and ad valorem taxes were $1.0 million, or $5.88 per BOE, for the first half of 2012, as compared to $0.4 million, or $4.63 per BOE, for the comparable 2011 period.  The increase in LOE and production and ad valorem taxes was due primarily to the drilling and completing of three new wells in the second half of 2011 and three new wells in the first half of 2012 and the resulting increase in production volumes and revenues.

G&A expense, excluding stock-based compensation, was $4.6 million for the six months ended June 30, 2012 as compared to $2.5 million for the same period in 2011.  The increase in G&A was due primarily to costs associated with becoming a public entity such as increased audit fees, legal expenses and insurance costs.

For the six months ended June 30, 2012, we recorded non-cash stock-based compensation expense of $24.0 million due primarily to the rescission and cancellation of 1.1 million shares of restricted stock during the second quarter of 2012.

Adjusted EBITDA, as described, was $6.3 million or $0.18 per share during the six months ended June 30, 2012, as compared to $3.5 million, or $0.16 per share, for the same period in 2011.

DD&A expense for the six months ended June 30, 2012 was $4.7 million, an increase of $2.7 million from the same period in 2011.  DD&A averaged $28.94 per BOE for the first half of 2012 compared to $23.04 per BOE for the comparable period in 2011.  The increases in DD&A were primarily due to increased production during the first six months of 2012 as compared to the same period in 2011 as well as changes in reserve volumes and future development costs estimated in our June 30, 2012 reserve report.

For the six months ended June 30, 2012, Adjusted Net Income was $1.6 million, or $0.05 per basic and diluted share, as compared to Adjusted Net Income of $1.5 million, or $0.07 per basic and diluted share, during the first half of 2011.  Adjusted Net Income excludes certain non-cash items described below.

The Company reported a net loss of $18.7 million, or $0.57 per basic and diluted share, for the six months ended June 30, 2012 as compared to net income of $1.3 million, or $0.06 per basic and diluted share, reported for same period in 2011.

OPERATIONAL UPDATE

At the end of the second quarter, Sanchez had five wells drilled, cased and waiting on completion.  As announced on August 6, 2012, the Mark & Sandra 2H (100% W.I.) in our Maverick area was completed with a 19-stage fracture stimulation job and brought on line in late July with an initial production rate of

931 BOE/D.  In the Palmetto area, the Barnhart #9H (50% W.I.) is currently in final stages of completion with first production expected in mid-August.  Two additional wells, the Prost #1H and #2H (100% W.I.) in our Marquis area are being completed sequentially with first production expected from these wells in late August.

In addition to the previously mentioned ongoing completion activities, we currently have two rigs running, one each in Palmetto and Marquis.  In Palmetto, nine wells are planned to be drilled on the southern portion of the acreage position during the remainder of this year now that we have received and reviewed the 3-D seismic over this area. These wells are currently planned on 80 acre spacing, drilled largely in pairs from one pad to facilitate rig movement, facility design and efficient fracture stimulation.  The first well, the Barnhart #14H is currently drilling and its “pair” well, the Barnhart #15H (both 50% W.I.) is scheduled to spud before the end of August.

In Marquis, the Sante #1H (W.I. 100%) has just reached total depth on its vertical pilot hole with the horizontal kick-off from the pilot hole expected later this week.  After drilling the Sante #1H, the rig will move to the Company’s fourth location to be drilled this year with a total of six expected locations planned for Marquis in 2012.  In our Marquis wells drilled to date, we have logged the expected productive Eagle Ford interval as well as potentially productive Lower Austin Chalk, which immediately overlays the Eagle Ford.  We believe that the Lower Austin Chalk could potentially provide additional upside to our development plans in this area.

MANAGEMENT COMMENTS

Tony Sanchez, III, Chairman and Chief Executive Officer of Sanchez Energy, said:  “Through the first half of this year, we successfully commenced drilling and completion activities across our three main focus areas in the Eagle Ford shale, with a focus on delineation drilling and the refinement of our completion techniques.  In Maverick, we brought online what we believe to be one of the strongest producing wells in that part of the trend, the Mark & Sandra #2H which IP’d at 931 BOE/D.  In Palmetto, we drilled the first of several delineation wells across the northern portion of the asset while we waited for 3-D seismic to be acquired and processed prior to drilling on the southern part of the project area.  Now that the seismic is in and interpreted, the second half of this year will focus on drilling the lower risk southern portion of the asset, where initial drilling will be on 80 acre spacing with the possibility of drilling wells on tighter density of 60 acres or less.  In Marquis, of the six wells planned for 2012, we have drilled, cased, and are currently completing the first two wells, and we are on schedule to drill all six before year end.”   Sanchez continued: “With the more recent level of sustained drilling, we have already started to see our production growth accelerate and expect that as we transition to a more ‘developmental’ type drilling program in each of our areas that this production growth will be maintained. Additionally, we are currently finalizing a new credit facility which will enhance our financial liquidity and allow us to sustain this growing operational and financial momentum into 2013.”

Conference Call

Sanchez Energy will host a conference call for investors on August 9, 2012 at 2:00 p.m. EDT (1:00 p.m. CDT, 12:00 p.m. MDT and 11:00 a.m. PDT).  Interested investors can listen to the call by visiting our website at www.sanchezenergycorp.com and clicking on the Second Quarter 2012 Conference Call button.  Webcast, both live and rebroadcast will be available over the internet at http://investor.sanchezenergycorp.com/phoenix.zhtml?c=248475&p=irol-eventDetails&EventId=4814713.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including but not limited to, the continued production of oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage and continue growth and other factors described in Sanchez’s Annual Report for the fiscal year ended December 31, 2011 and any updates to those risk factors set forth in Sanchez’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez’s filings with the Securities and Exchange Commission (“SEC”). Sanchez’s filings with the SEC are available on its website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

(Financial Highlights to follow)

Company contact:

Michael G. Long
Senior Vice President and Chief Financial Officer
Sanchez Energy Corp.
713-783-8000

SANCHEZ ENERGY CORPORATION

STATEMENTS OF OPERATIONS DATA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in thousands, except per share amounts)
REVENUES:
Oil sales	$6,089	$3,656	$13,550	$6,800
Natural gas sales	232	236	419	376
Total revenues	6,321	3,892	13,969	7,176

OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	630	462	1,405	768
Production and ad valorem taxes	562	217	956	394
General and administrative	2,359	1,151	4,643	2,524
Total costs and expenses	3,551	1,830	7,004	3,686

Other items of income (expense) included in Adjusted EBITDA, as defined (1):
Other expense	(253)	—	(698)	—
Adjusted EBITDA, as defined (1)	$2,517	$2,062	$6,267	$3,490
Adjusted EBITDA per common share - Basic and Diluted (1)	$0.07	$0.09	$0.18	$0.16

Other items of income (expense) included in adjusted net income, as defined:
Depletion, depreciation, and amortization	$(2,464)	$(1,101)	$(4,706)	$(1,961)
Accretion expense	(3)	(1)	(5)	(2)
Interest income	11	—	19	—
Adjusted net income, as defined (1)	$61	$960	$1,575	$1,527
Adjusted net income per common share - Basic and Diluted (1)	$—	$0.04	$0.05	$0.07
Other non-cash items of income (expense) included in net income (loss):
Stock-based compensation	$(19,994)	$—	$(23,964)	$—
Unrealized gain (loss) on derivatives	4,286	(201)	3,698	(201)
Net income (loss)	$(15,647)	$759	$(18,691)	$1,326
Net income (loss) per common share - Basic and Diluted	$(0.47)	$0.03	$(0.57)	$0.06
Weighted average number of shares used to calculate net income (loss) per share - Basic and Diluted	33,000	22,091	33,000	22,091
Weighted average number of shares used to calculate adjusted EBITDA and adjusted net income per share:
Unrestricted outstanding common shares	33,000	22,091	33,000	22,091
Participating securities	1,400	—	1,428	—
Denominator for adjusted EBITDA and adjusted net income per share	34,400	22,091	34,428	22,091

(1) Adjusted EBITDA, Adjusted EBITDA per common share, Adjusted net income and Adjusted net income per common share are defined below.

SANCHEZ ENERGY CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2012	2011
	(In thousands)
ASSETS:
Cash and cash equivalents	$34,730	$63,041
Oil and natural gas receivables	2,183	1,193
Fair value of derivative instruments	7,369	1,461
Other current assets	495	327
Property and equipment, net	204,293	151,334
TOTAL ASSETS	$249,070	$217,356

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable - related entities	$10,293	$1,606
Accrued liabilities	17,007	526
Derivative premium liabilities	1,127	—
Asset retirement obligation	229	83
Stockholders’ equity	220,414	215,141
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$249,070	$217,356

SANCHEZ ENERGY CORPORATION

PRODUCTION VOLUMES AND PRICES

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Production volumes -
Oil (MBo)	61.6	37.0	131.2	71.8
Natural gas (MMcf)	99.9	46.1	189.2	80.6
Total oil equivalent (MBOE)	78.2	44.7	162.7	85.2

Average sales price -
Oil ($ per Bo)	$98.90	$98.84	$103.27	$94.75
Natural gas ($ per MCF)	$2.32	$5.11	$2.21	$4.66
Oil equivalent ($ per BOE)	$80.82	$87.11	$85.83	$84.22

SANCHEZ ENERGY CORPORATION

RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

I.                 Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis.  It is also used to assess our ability to incur and service debt and fund capital expenditures.  We define Adjusted EBITDA as net income (loss):

Plus:

•                  Interest Expense, including realized and unrealized losses on interest rate derivative contracts;

•                  Income tax expense (benefit);

•                  Depletion, depreciation and amortization;

•                  Accretion of asset retirement obligations;

•                  Loss (gain) on sale of oil and natural gas properties;

•                  Unrealized losses on derivatives;

•                  Impairment of oil and natural gas properties;

•                  Stock-based compensation expense, and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Interest income;

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted EBITDA (in thousands, except per share data):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$(15,647)	$759	$(18,691)	$1,326
Plus:
Unrealized (gain) loss on derivative instruments	(4,286)	201	(3,698)	201
Depreciation, depletion, amortization and accretion	2,467	1,102	4,711	1,963
Stock-based compensation	19,994	—	23,964	—
Less:
Interest income	(11)	—	(19)	—
Adjusted EBITDA attributable to common shareholders and participating security holders	$2,517	$2,062	$6,267	$3,490
Adjusted EBITDA per share - basic and diluted	$0.07	$0.09	$0.18	$0.16

Weighted average number of shares used to calculate adjusted EBITDA per share:
Unrestricted outstanding common shares	33,000	22,091	33,000	22,091
Participating securities	1,400	—	1,428	—
Denominator for adjusted EBITDA per share	34,400	22,091	34,428	22,091

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flow provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

II.             We present Adjusted Net Income in addition to our reported net income (loss) in accordance with GAAP. This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and stock-based compensation expense will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. We define Adjusted Net Income as net income (loss):

Plus:

•                  Unrealized losses on derivatives;

•                  Stock-based compensation expense, and

•                  Other non-recurring items that we deem appropriate.

Less:

•                  Unrealized gains on derivatives; and

•                  Other non-recurring items that we deem appropriate.

The following table presents a reconciliation of our net income (loss) to Adjusted Net Income (in thousands, except per share data):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$(15,647)	$759	$(18,691)	$1,326
Plus:
Unrealized (gain) loss on derivative instruments	(4,286)	201	(3,698)	201
Stock-based compensation	19,994	—	23,964	—
Adjusted net income attributable to common shareholders and participating security holders	$61	$960	$1,575	$1,527
Adjusted net income per share - basic and diluted	$—	$0.04	$0.05	$0.07

Weighted average number of shares used to calculate adjusted net income per share:
Unrestricted outstanding common shares	33,000	22,091	33,000	22,091
Participating securities	1,400	—	1,428	—
Denominator for adjusted net income per share	34,400	22,091	34,428	22,091

Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by or used in operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.